2000 K Street, N.W. Suite 700 Washington, DC 20006 T: 202.822.9611

August 27, 2026

VanEck CLO Opportunities Fund
666 Third Avenue
New York, NY 10017

Re:    Post-Effective Amendment No. 2 to the Registration Statement of VanEck CLO Opportunities Fund

Ladies and Gentlemen:

We have acted as counsel to VanEck CLO Opportunities Fund, a Delaware statutory trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”).
This opinion is furnished in accordance with the requirements of Item 25(l) of Form N-2 under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).
We have examined the Trust’s Agreement and Declaration of Trust, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated August 27, 2026 from the Secretary of the State of Delaware.
We have also examined the amended Registration Statement on Form N-2 to be filed by the Trust under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.
This opinion is based exclusively on the provisions of the law of the State of Delaware governing the issuance of the Shares of the Trust and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
We have assumed the following for purposes of this opinion:
1.The Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.
Stradley Ronon Stevens & Young, LLP | stradley.com
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VanEck CLO Opportunities Fund
August 27, 2026

2.The Shares will be issued against payment therefor as described in the Prospectus and Statement of Additional Information relating thereto included in the Registration Statement.
Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY: /s/ Michael Schapiro
Michael Schapiro, a Partner